EXHIBIT 4.3
CAPRIUS, INC.
One University Plaza
Hackensack, New Jersey 07601

        February 17, 2006

Carter Securities, LLC.
55 Fifth Avenue 18th Floor
New York, New York 10003

Gentlemen:

The undersigned, Caprius, Inc., a Delaware corporation (the “Company”), proposes to sell to a limited number of “accredited investors,” as such term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), a minimum of $1,500,000 (“Minimum Amount”) and a maximum of $3,000,000 (“Maximum Amount”) of Series D Convertible Preferred Stock (the “Shares”), together with warrants (the “Warrants”) to purchase the Company’s common stock (the Shares and Warrants shall hereinafter be referred to as the “Securities”).

Purchases of Securities shall be evidenced by the execution by investors of a Purchase Agreement (collectively, with all other agreements contemplated therein, schedules, exhibits and annexes thereto, the “Transaction Documents”). No Purchase Agreement shall be effective unless and until it is accepted by the Company. The Placement Agent (as hereinafter defined) shall not have any obligation to independently verify the accuracy or completeness of any information contained in any Transaction Document or the authenticity, sufficiency, or validity of any check delivered by any prospective investor in payment for Securities. The sale of Securities pursuant to the Transaction Documents is hereinafter referred to as the “Offering” or the “Transaction”. The Offering period (the “Offering Period”) shall commence as of the date hereof and shall continue through February 28, 2006, which date may be extended at the mutual discretion of the Company and Carter Securities, LLC (together with its dealers, the “Placement Agent” or “Carter”). The day that the Offering Period terminates is hereinafter referred to as the “Termination Date.” Any terms used and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement except that the term “Conversion Rate” shall have the meaning assigned to it in Section 4.1 of the Certificate of Designations.

Subject to the performance by the Company of all of its obligations to be performed under this Agreement and to the completeness and accuracy of all representations and warranties of the Company contained in this Agreement, Carter is hereby appointed placement agent of the Company for the purposes of assisting the Company in finding qualified investors for the Offering and agrees to use its reasonable efforts to assist the Company in finding qualified investors for the Offering. Except for the foregoing, it is understood that the Placement Agent has no commitment to sell the

Securities. Carter’s agency hereunder is not terminable by the Company prior to the Termination Date.

1.    Representations Warranties and Covenants of the Company. For the benefit of Carter, the Company hereby incorporates by reference all of its (i) representations and warranties as set forth in Section 4 of the Purchase Agreement and (ii) covenants set forth in Section 7 of the Purchase Agreement, in each case with the same force and effect as if specifically set forth herein. In addition, at each closing of the Transaction (“Closing”), the Company will provide Carter with the same certificates of the officers of the Company as are furnished to the investors pursuant to the Purchase Agreement and such other certification, opinions and documents as Carter or its counsel may deem appropriate, in form and substance satisfactory to Carter and its counsel, including any updates of the Company’s representations and warranties set forth herein or in the Purchase Agreement.

2.    Closing; Fees. Simultaneously with payment for and delivery of the Securities at each Closing, the Company shall pay to the Placement Agent or its designees (i) a placement fee equal to eight percent (8%) of the aggregate gross proceeds in each Closing (for a placement fee of $160,000); (ii) warrants to purchase 8% of the number of shares of common stock initially issuable upon conversion of the Shares sold at each Closing (but using the Conversion Rate in effect after September 30, 2007 for purposes of this calculation) at an exercise price equal to $1.68 per share (the “Placement Agent Warrants”) (for a total number of Placement Agent Warrants of 119,403) and (iii) a non-accountable expense allowance equal to two percent (2%) of the aggregate proceeds from the sale of the Securities, not to exceed $35,000 (the “Expense Allowance” (for a total Expense Allowance of $35,000). The foregoing fees shall not be paid to Carter with respect to Shares purchased by any investor who is a pre-existing stockholder of the Company or any investor who is introduced to the Offering by management of the Company. The common stock issuable upon exercise of the Placement Agent Warrants shall be afforded the same registration rights applicable to the common stock underlying the Shares and issuable upon exercise of the Warrants, as described in the Registration Rights Agreement included in the Transaction Documents. For the benefit of Carter, the Company hereby incorporates by reference all of the provisions of, and rights and obligations under, the Registration Rights Agreement that apply to “Investors” (as defined under such agreement), including but not limited to Section 6 of such agreement, relating to indemnification and contribution, in each case with the same force and effect as if specifically set forth herein. The Placement Agent Warrants contain the same terms and conditions as the Warrants, except for the exercise price and any requirements imposed on such securities by the NASD. In addition, the Company shall pay all filing and reasonable legal expenses to be incurred in any Rule 2710 filing to made with the NASD to the extent such filing is required, which determination shall be made solely by the Placement Agent.

3.    Covenants of the Company.

(a).    No Closing. Anything set forth herein to the contrary notwithstanding, in the event that the Closing does not occur in accordance with the terms provided herein for any reason other than due to the gross negligence or willful misconduct of Carter, no amounts shall be further payable to Carter hereunder, except for up to $15,000 to reimburse Carter for legal fees incurred. In no event shall Carter be responsible for any of the Company’s fees, costs or expenses incurred in connection with the Transaction. The Company shall reimburse Carter for any out-of-pocket expenses (including, but not limited to, reasonable legal fees and expenses) which Carter may incur in connection with the enforcement of its rights hereunder.

(b).    Company Expenses and Blue Sky.

  (i).    The Company shall pay all reasonable expenses incurred in connection with the preparation and printing of all necessary offering documents and instruments related to the Transaction, the issuance of the Securities and will also pay the Company’s own expenses for accounting fees, legal fees, escrow account fees and other costs involved with the Transaction, including the printing costs of the Transaction documentation. The Company will provide at its own expense such quantities of the Transaction documentation and other documents and instruments relating to the Transaction as the Placement Agent may reasonably request. Further, as promptly as practicable after the final Closing Date of the Offering (the “Final Closing Date”), the Company shall prepare, at its own expense, no more than four “velobound volumes” relating to the Transaction and will distribute such volumes to the individuals designated by counsel to the Placement Agent.

  (ii).    The Company will prepare and file the necessary documents so that offers and sales of the securities to be offered in the Offering may be made in certain states and jurisdictions in the United States. It is understood that such filings may be based on or rely upon: (i) the representations of each investor set forth in the Purchase Agreement delivered by such investor; (ii) the representations, warranties and agreements of the Company set forth in Section 1 of this Agreement; and (iii) the representations of the Company set forth in the certificate to be delivered at the closing(s) pursuant to the Purchase Agreement.

  (iii).    The Company shall file five copies of a Notice of Sales of Securities on Form D with the SEC no later than 15 days after the commencement of the sale of the Securities. The Company shall file promptly such amendments to such Notices on Form D as shall become necessary and shall also comply with any filing requirement imposed by the laws of any state or jurisdiction in which offers and sales are made. The Company shall furnish the Placement Agent with copies of all such filings.

(c).    Tail. From the date hereof until the date that is the one year anniversary of the Effective Date, Carter will be entitled to receive the fees as set forth in Section 2 of this Agreement in connection with any private financing transaction that the Company consummates with any investor(s) introduced to the Company by Carter. Within 10 business days following the Final Closing Date, Carter shall deliver to the Company a list of individuals and entities, that it has introduced to the Company and who, if so requested, had meetings or substantive discussions with a member of the Company’s management (“Carter Introduced Parties”). This list of investors, if agreed to by the Company (which agreement shall not be unreasonably withheld), shall constitute the definitive list of investors introduced to the Company by Carter for the purposes of this Agreement (the “Carter Introduced Parties List”). The Company acknowledges and agrees that for purposes of this Agreement the Carter Introduced Parties List is proprietary to Carter and shall be maintained in strict confidence by the Company except as may be required by law.

(d).    Legal Opinion. The Company agrees to instruct its counsel, Thelen Reid & Priest LLP, to include Carter as a named recipient on the legal opinion required to be delivered in connection at the Closing.

4.    Indemnification. As partial inducement for Carter to enter into this Agreement, the Company hereby agrees to the indemnification terms set forth in Exhibit A hereto.

5.    Due Diligence and Company Cooperation. The Company shall make members of management and other employees, advisors and agents available to Carter as Carter shall reasonably request for consummating the Offering, and shall commit such time and other resources as are necessary or appropriate to secure reasonable and timely success of the Offering. The Company shall cooperate with Carter in connection with, and shall make available to Carter, historic, current and prospective information concerning the business, assets, prospects, operations and financial condition of the Company and such documents and other information as Carter shall reasonably request in connection with the services to be performed by it under this Agreement. The Company shall inform Carter of any material events or developments reasonably expected to lead to material events that may come to the attention of the Company at any point during the Offering Period. The Company recognizes and confirms that Carter will use and rely, without investigation as to accuracy and completeness, on the documents and information (written and oral) provided by the Company and on information available from generally recognized public sources in performing the services contemplated by this Agreement and that Carter does not assume nor have responsibility for the accuracy or completeness of such documents, information or the Transaction Documents. Further, Carter does not assume any obligation to make any solvency determination or to conduct any appraisal of assets or liabilities of the Company.

6.    Securities Law Compliance. Each of the Company and Carter agrees to conduct the Offering in a manner intended (a) to qualify as a private placement of the Securities in any jurisdiction in which the Securities are offered and (b) to comply with the requirements of Rule 506 of Regulation D under the Securities Act. Assuming the accuracy of the representations and warranties given to the Company by each investor to the extent relevant for such determination, the Offering will be exempt from the registration requirements of the Securities Act. In connection with offers made in the U.S. pursuant to Regulation D, the Company agrees (i) to limit offers to sell, and solicitations of offers to buy, the Securities to persons reasonably believed by it to be “accredited investors” within the meaning of Rule 501(a) under the Securities Act, and (ii) not to engage in any form of general solicitation or general advertising in connection with the Offering within the meaning of Rule 502 under the Securities Act. The Company agrees to conduct the Offering in a manner intended to comply with the registration or qualification requirements, or available exemptions there from, under applicable state securities laws. The Company shall be responsible for compliance with the filing requirements of the securities laws of all applicable countries, states of the U.S., and other jurisdictions. Carter shall advise the Company of those states of the U.S. and other jurisdictions in which Carter intends to offer the Securities in order that the Company’s counsel can ensure that the Offering has been qualified or exempted under the appropriate laws and regulations. Carter shall not engage in sales of the Securities in any state requiring pre-sale qualification until the Company has qualified to sell Securities in such state. The Company has not in the six months prior to the date of this Agreement and will not, for a period of six months following the Final Closing Date, directly or indirectly, make any offers or sales of any security or solicit any offer to buy any security unless such offer or sale does not (y) jeopardize the availability of exemptions from the registration and qualification requirements under applicable U.S. federal securities laws, state securities laws, or the securities laws of any other jurisdiction with respect to the Offering and (z) cause the Offering to be integrated with such other offering for purpose of any stockholder approval provisions applicable to the Company or its securities.

7.    Miscellaneous.

(a).    Survival. Any termination of the Transaction without consummation thereof shall be without obligation on the part of any party except that the provisions of Section 3 and 4 shall survive.

(b).    Representations, Warranties and Covenants to Survive Delivery. The representations, warranties, indemnities, agreements, covenants and other statements of the Company contained herein shall survive execution of the Purchase Agreement and the Closing for a period of twelve months.

(c).    No Other Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective successors, controlling persons and permitted assigns, and no other person, firm or corporation shall have any third party beneficiary or other rights hereunder.

(d).    Applicable Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Each of the parties hereto (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waive any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

(e).    Notices. All notices, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, receipt acknowledged or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid. All notices shall be made to the parties at the addresses designated above or at such other or different addresses which a party may subsequently provide with notice thereof, and to their respective legal counsel, as follows:

(i).
If to Carter, to:

Carter Securities, LLC.
55 Fifth Avenue 18th Floor
New York, New York
Attention.: John Lipman, Managing Member
Fax No.: (212) 989-5899

with a copy to:

Littman Krooks LLP
655 Third Avenue
New York, New York 10017
Attention.: Steven D. Uslaner, Esq.
Fax No.: (212) 490-2990

or to such other person or address as Carter shall furnish to the Company in writing.

(ii)
If to the Company, to:

Caprius, Inc.
One University Plaza
Hackensack, New Jersey 07601
Attention: Jonathan Joels, Chief Financial Officer
Fax No.: (201) 592-9430

with a copy to:

Thelen Reid & Priest LLP
875 Third Avenue
New York, NY 10022-6225
Attention: Bruce Rich, Esq.
Fax No.: (212) 603-2001

or to such other person or address as the Company shall furnish to Carter in writing.

(f).    Counterparts. This Agreement may be signed in counterparts with the same effect as if both parties had signed one and the same instrument.

(g).    Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, documents, negotiations and discussions, whether oral or written, of the parties hereto.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

If you find the foregoing is in accordance with our understanding, kindly sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between us.

Very truly yours, CAPRIUS, INC.
By:	/s/ Jonathan Joels
Name: Jonathan Joels Title: Chief Financial Officer

AGREED AND ACCEPTED TO AS OF THE DATE FIRST WRITTEN ABOVE: CARTER SECURITIES, LLC
By:
Name: John Lipman Title: Managing Member

Exhibit A

Indemnification and Contribution

In consideration of the agreement of Carter Securities, LLC (“Carter”) to act as placement agent on behalf of the Company pursuant to this Placement Agency Agreement (the “Agreement”), the Company agrees to indemnify and hold harmless Carter, its affiliates, and each of their respective affiliates, directors, officers, agents, advisors, consultants, employees and controlling persons (as defined in the Securities Act of 1933, as amended) (Carter and each such other person or entity are hereinafter referred to as an “Indemnified Person”), from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, “Losses”), as they may be incurred, including all reasonable legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party or to which any of them may become subject and which are related to or arise out of any act, omission, transaction or event contemplated by the Agreement, Carter’s role in connection therewith, or in connection with any information including, without limitation, Transaction Documents provided to purchasers or prospective purchasers of Securities. The Company will not, however, be responsible under the foregoing provisions with respect to any Losses to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted from an Indemnified Person’s willful misconduct, bad faith or gross negligence.

If the indemnity referred to hereunder should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless for all Losses incurred by it, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company on the other hand in connection with the transaction that is the subject of the Agreement (the “Transaction”) or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of the fees actually received by Carter pursuant to the Agreement. The respective relative benefits received by Carter and the Company in connection with the Transaction shall be deemed to be in the same proportion as the aggregate fees (excluding reimbursement of expenses) paid to Carter under the Agreement bear to the gross proceeds and/or other consideration paid, or proposed to be paid, for the Transaction. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Company, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents, advisors, shareholders or interest holders, directly or indirectly, related to or arising out of the Agreement, except Losses incurred by the Company that a court of competent jurisdiction shall have determined by a final judgment to have resulted from such Indemnified Person’s willful misconduct, bad faith or gross negligence. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. If multiple claims are brought against an Indemnified Person in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for hereunder, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Promptly after receipt by any Indemnified Persons of notice of any pending or threatened litigation, such Indemnified Persons will promptly notify the Company in writing of such matter; provided, however, that the failure to provide such prompt notice to the Company shall not relieve the Company of any liability which it may have to any Indemnified Person except to the extent such failure to provide such prompt notice to the Company has materially prejudiced the defense of the litigation. In the event any such action is brought against any Indemnified Person, the Company shall be entitled to participate therein and to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person; unless, however, the Indemnified Person reasonably determines that the representation of the Indemnified Person and the Company by the same counsel would be inappropriate due to actual or potential differing interests between them, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Company. In such event, the Indemnified Person shall have the right to assume its own defense, with counsel reasonably satisfactory to the Company, and shall so signify by promptly notifying the Company in writing of its decision. Such decision shall not relieve the Company of any liability which it may have to the Indemnified Person, including the reimbursement of any reasonable legal or other expenses incurred in connection with the Indemnified Person’s defense; provided that in no event shall the Company be liable for the fees and expenses of more than one counsel (in addition to local counsel) for all Indemnified Persons in connection with any action. The Company shall not, without the prior written consent of Carter, effect any settlement, compromise, consent or termination of any pending or threatened proceeding arising out of or relating to the engagement for which indemnification could be claimed by any Indemnified Person hereunder, unless such settlement, compromise, consent or termination includes an express, complete release of all Indemnified Persons from all liability as to all asserted or potential claims against each such Indemnified Person.

The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. The provisions set forth in this Exhibit A shall remain operative and in full effect regardless of (i) the completion by Carter of its assignment under the Agreement or (ii) any termination of the Agreement or any Indemnified Person. Solely for purposes of this Indemnification Agreement, the Company hereby consents to personal jurisdiction, service and venue in any court in which any claim or proceeding which is subject to this Agreement is brought against any Indemnified Person and waives any defense of lack of personal jurisdiction and irrevocably agrees that all charges in respect of any suit, action or proceeding may be heard or determined by any such court. The parties hereto waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement or any transaction or conduct in connection therewith. This Indemnification Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of law. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by the parties thereto.